Exhibit (e)(1)

DISTRIBUTION AGREEMENT

AGREEMENT made this 1st day of January, 2005, between BISYS Fund Services Limited Partnership (“Distributor”) and, individually and not jointly, each of Excelsior Funds Trust, Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc. (each a “Company”), each a registered open-end management investment company acting on its own behalf and on behalf of each of the series or classes of shares, if any, listed in Schedule A, as it may be amended from time to time, (each a “Fund” and collectively the “Funds”).

WHEREAS, each Company is an open-end management investment company and is registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Company has registered its shares of beneficial interest in each Fund (“Shares”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Distributor is a broker-dealer engaged in the business of selling shares of open-end management investment companies; and

WHEREAS, it is intended that Distributor act as the distributor of the Shares of each Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

1. Definitions/Appointment of Distributor.

1.1 Definitions. As used in this Agreement, the term “Registration Statement” shall mean the registration statement of the Company or the relevant Fund and any amendments thereto, then in effect, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. When used herein, the term “Registration Statement” shall include the Prospectus filed as part of the Registration Statement and as it may be amended or supplemented from time to time. The term “Prospectus” shall mean the then-current prospectus (and statement of additional information incorporated by reference therein) of the Funds as defined under the Securities Act, and any amendments and supplements thereto then in effect.

1.2 Separate Agreement with each Company. This Agreement constitutes a separate and distinguishable agreement between BISYS and each Company. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each Company hereunder are several, not joint. The representations, warranties, duties and obligations of BISYS to each Company are separate and do not inure to another Company. For purposes of this Agreement, references to Company shall mean to each Company on an individual basis. No Company shall be responsible for the actions (or inactions) of another Company.

1.3 Appointment of Distributor. The Company hereby appoints Distributor to be the distributor of the Shares of each Fund and agrees during the term of this Agreement to make the Shares available to the Distributor for sale under the terms and conditions set forth herein. Distributor will act as agent of each Fund for the distribution of the Shares of such Fund. The Company understands that Distributor is now and may in the future act as distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Funds. The Company further understands that investors and potential investors in the Funds may invest in shares of such other investment companies. The Company agrees that Distributor’s duties to such other investment companies shall not be deemed in conflict with its duties to the Company under this Agreement.

1.4 Dealer/Agent Agreements. The Distributor may enter into “Dealer Agreements” and “Selling Group Member Agreements” with securities dealers or depository institutions of its choice for the sale of Shares and fix thereon the portion of the sales charge, if any, which may be allocated to these dealers and agents, provided that the Company shall approve the forms of such Dealer Agreements and Selling Group Member Agreements. Notwithstanding the foregoing, (i) the Distributor may approve non-material changes to such forms without prior approval of the Company provided that the Distributor promptly provides the Company’s Chief Legal Officer (“CLO”) with notice of such changes after they occur, and (ii) the CLO may approve material changes to the forms of agreements on behalf of the Company. The Company will not unreasonably withhold its consent to any changes in such forms as may be required by law or requested by regulatory authorities having jurisdiction over Distributor, including the National Association of Securities Dealers Inc. (“NASD”). The Distributor shall also keep the Company informed of and work cooperatively with the Company concerning the Dealer Agreement and Selling Group Member Agreements used in connection with the sale of Shares of the Company. Shares sold by such dealers and selling group members shall be sold by them at the public offering price set forth in the Prospectus. Within the United States, the Distributor shall enter into Dealer and Selling Group Member Agreements only with entities that Distributor reasonably believes are registered broker/dealers under the Securities and Exchange Act of 1934 and members in good standing with the NASD or exempt from broker/dealer registration.

1.5 Use of Sub-Agents The Distributor may utilize agents in its performance of its services hereunder; provided that the appointment of an agent to act as a sub-distributor shall require the approval of the Company (individually, a “Sub-Distributor”) All such agents, and any Sub-Distributor shall be the agent of the Distributor and not be the agent of the Company, and the Distributor shall be fully responsible for the acts of any such Sub-agent or Sub-Distributor and shall not be relieved of any of its responsibilities hereunder by the appointment thereof.

2. Purchase and Sale of Shares

2.1 Prior to the commencement of the continuous offering of any new class of Shares, commencing on the date agreed upon by the Company and the Distributor, the Distributor shall solicit subscriptions for Shares during an initial offering period which shall last for such period as the parties may determine. Subscriptions received by the Distributor during any such initial offering period shall be payable within 3 business days after the termination of the initial offering period, unless otherwise agreed.

2.2 Upon and after the commencement of the continuous offering of Shares of any Fund or Class of Shares by the Company, the Distributor shall have the right to sell for the Fund the Shares needed to fill unconditional orders for Shares placed by investors or dealers or selling group members in accordance with the relevant Dealer or Selling Group Member Agreement. The price which the Distributor or such dealers and other intermediaries shall pay for the Shares, and any underwriting or dealer concession thereon, shall be determined in accordance with the Prospectus relating to such Shares. All Shares sold to investors (other than the Distributor, dealers and selling group members) shall be sold at a price equal to the public offering price as set forth in the Prospectus.

2.3 The Company reserves the right to suspend the offering of the Shares at any time in its absolute discretion. The Company will promptly notify the Distributor of any such suspension at which time the Distributor will cease all distribution activities relating to the Shares, inform all dealer and selling group members of such suspension, and instruct all dealers and selling group members to immediately cease all distribution activities with respect to such Shares.

2.4 It is understood and acknowledged that neither the Distributor nor any of its affiliates is the transfer agent of the Funds, and the Funds’ transfer agent (rather than the Distributor) shall maintain the Company’s dealer and selling member accounts in the Funds and process all transactions therein with respect to the Shares. The Company shall cause the transfer agent of each Fund to provide such information and reports as the Distributor shall reasonably require concerning transactions in Shares by dealers and selling group members in order to enable Distributor to meet its obligations hereunder and under applicable laws and rules of the NASD. The Company reserves the right to reject any purchase order for any reason. Distributor will transmit any orders received by it for purchase of the Shares to the transfer agent for the Funds, and may instruct dealers and selling group members to transmit orders directly to the transfer agent. The Distributor will not be responsible for processing any payments or distributions relating to the Shares. If payment for any purchase order (including orders placed by dealers or selling group members) is not received by the Company in accordance with the terms of the Prospectus, the Company reserves the right, upon notice to Distributor, to cancel the purchase and hold the Distributor liable for any loss sustained as a result thereof; provided, however, that Distributor shall not be liable for any loss or expense attributable to any error by the transfer agent or failure by the transfer agent to process transactions or payments in accordance with the terms of the Prospectus.

2.5 Distributor shall devote reasonable time and effort to effect sales of Shares, but shall not be obligated to sell any specified number of Shares. In rendering services and conducting activities hereunder, the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations applicable to the Distributor, including, without limitation, the 1940 Act, the applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934 of which Distributor is a member, and shall comply with the terms of the Prospectus. The Distributor shall cooperate and coordinate with the Company and the transfer agent for the Funds to satisfy Prospectus delivery and confirmation requirements of the Securities Act and Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that it is agreed and acknowledged that the transfer agent of the Funds shall maintain the responsibility for the operational aspects of distributing Prospectuses and confirmations for all accounts maintained by the transfer agent.

2.6 Neither the Distributor nor any dealer or selling group member is authorized by the Company to give any information about, or make any representation concerning, the Company other than as provided in the Registration Statement or in any sales literature approved in advance by the Company for use with the public or as otherwise approved by the Company. The Distributor shall review items constituting advertisements and sales literature relating to the Company which are developed by the Company and its other agents and submitted to Distributor, or which are developed by Distributor, to determine that such materials satisfy the requirements of the Federal Securities laws, including the Securities Act of 1933, and the Conduct Rules of the NASD. All such material must be approved by the Company prior to use. Distributor shall make any necessary or appropriate filings with the NASD and, with reasonable consultation with the CLO or her designee, revise the materials as appropriate to reflect applicable NASD comments received by Distributor.

2.7 The Distributor shall not offer or sell the Shares, including through any financial intermediary, in any state in which the Company has not (i) qualified such Shares for sale in accordance with the laws of that State, or (ii) indicated the sale would be exempt from such qualification. No Shares shall be offered by the Distributor under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Company (including through the transfer agent) if and so long as the effectiveness of the Registration Statement shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b) (2) of said Act is not on file with the Commission, provided, however, that Distributor’s obligations to limit sales to residents of designated states and to sell its Shares only while the Registration Statement remains effective and the Prospectus is on file shall be dependant upon its receiving notice or otherwise becoming aware of, changes in the designated states where sales are approved or exempt or such suspension of the Registration Statement or such failure to file the Prospectus. Nothing contained in this Section shall in any way restrict or have any application to or bearing upon the Company’s obligation to repurchase Shares from a Shareholder in accordance with the provisions of the Company’s Prospectus.

3. Repurchase and Redemption of Shares of the Company

3.1 Except as provided below, any of the outstanding Shares may be tendered for redemption at any time, and the Company agrees to redeem or repurchase Shares so tendered in accordance with the applicable provisions set forth in the Prospectus.

3.2 Redemption of Shares or payment for redeemed Shares may be suspended at times when the New York Stock Exchange (the “Exchange”) is closed, when trading on the Exchange is suspended or any other period when the Securities and Exchange Commission (the “Commission”), by order, so permits.

4. Duties and Representations of the Company

4.1 The Company agrees to inform the Distributor from time to time of the states in which the Company has registered or otherwise qualified Shares for sale, or where sales are exempt from registration or qualification and the Company agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Distributor and Company may jointly determine.

4.2 The Company shall furnish from time to time, for use in connection with the sale of the Shares, the current form of the Prospectus including copies in such quantities as Distributor may reasonably request, and any supplemental information authorized to be used with respect to selling Shares of the Funds; and the Company warrants that the statements contained in any such supplemental information fairly show or represent what they purport to show or represent. The Company shall also furnish Distributor upon request with: (a) copies of the Funds’ annual and semi-annual report to shareholders as required by the 1940 Act, (b) a quarterly list of the securities in the Funds as contained in the Company’s most recent filing on form N-CSR or form N-Q, and (c) from time to time such additional information regarding the financial condition of the Company as Distributor may reasonably request.

4.3 The Company represents and warrants to Distributor that the Registration Statement has been prepared in conformity with requirements of the Securities Act and the 1940 Act and rules and regulations of the Commission thereunder. The Registration Statement contains all statements required to be stated therein in conformity with the 1940 Act and the rules and regulations of the Commission thereunder, and all statements of fact contained in the Registration Statement are true and correct in all material respects. Furthermore, the Registration Statement does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder.

4.4 The Company may use, or may request Distributor to use, an electronic processing system over the internet in which electronically transmitted orders are forwarded electronically for processing under circumstances in which Distributor will not review the orders. Under such circumstances, the Company acknowledges and agrees that it will independently determine that any third party used by the Company to process orders is a satisfactory service provider and that the Distributor’s review of the orders will not be necessary. The foregoing does not imply that any such order review obligations apply to orders that are transmitted directly to the Company or its transfer agent, by means other than electronically by dealers, selling members and other intermediaries whose accounts are established at the transfer agent.

4.5 The Company agrees to advise the Distributor promptly in the event of (i) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement then in effect or the initiation by service of process on the Company of any proceeding for that purpose; (ii) the happening of any event that makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in the

Prospectus in order to make the statements therein not misleading; and (iii) any request by the Commission for amendments to the Prospectus or any action of the Commission with respect to any amendment to the Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Shares. For purposes of this section, informal requests by or acts of the staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

5. Representations and Warranties of the Distributor.

5.1 Distributor represents and warrants that it is a broker or dealer as defined in Section 3(a) (4) or 3(a) (5) of the Exchange Act; that it is registered with the Commission pursuant to Section 15 of the Exchange Act; that it is a member in good standing of the NASD; and that, during the term of this Agreement, it will abide by all of the rules and regulations of the NASD including, without limitation, the NASD Conduct Rules applicable to it. The parties agree and acknowledge that Distributor is not authorized to, and the Distributor represents and warrants that it will not, solicit its own customer accounts for investors who invest in Shares in the Funds. Distributor agrees to notify the Company immediately in the event of (1) its expulsion or suspension from the NASD, or (2) its being found to have violated any applicable federal or state law, rule or regulation or any rules of the NASD arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Distributor’s expulsion from the NASD will automatically terminate this Agreement immediately without notice. Suspension of Distributor from the NASD for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon Company’s written notice of termination to Distributor. Distributor further represents and warrants that it is registered with the appropriate securities authorities in all states in which its activities make such registration necessary.

5.2 Distributor represents and warrants, but only with respect to any orders of its customer accounts (if any) which are actually transmitted to the Company by the Distributor (i.e., orders not constituting an order transmitted by any other intermediary such as any Dealer, Selling Member, Third-Party Administrator or Sub-Transfer Agent or an order placed directly with the transfer agent by the investor), that:

(a) the Distributor has adopted policies and procedures reasonably designed to ensure (i) that such orders for received by Distributor prior to the time set for establishment of the Fund’s net asset value as specified in such Fund’s Prospectus (“Close of Trading”) are segregated from orders received after the Close of Trading, (ii) that such orders received prior to the Close of Trading are properly transmitted to the Fund in accordance with this Agreement for execution at the current day’s net asset value (“NAV”), and that such procedures are reasonably designed to prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of orders, and

(b) the Distributor has adopted policies and procedures reasonably designed to (i) ensure that such orders received by Distributor after the Close of Trading are properly transmitted to the

Fund for execution at the next determined NAV and either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of orders, and (ii) that all applicable redemption fees and limitations on exchanges are being adhered to in accordance with the terms of the Prospectus.

5.3 Distributor shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy the Fund reasonably deems to be harmful to Shareholders or potentially disruptive to the management of the Fund, as communicated to Distributor by the Fund from time to time, or which violates the policies and procedures of the Fund as disclosed in the Fund’s Prospectus; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs. Distributor, at all times during the term of this Agreement, shall maintain policies requiring that it assist the Funds in implementing and applying the policies and procedures of the Funds aimed at deterring the frequent trading of Fund Shares, as disclosed in the Funds’ Prospectus. This may include policies and procedures that provide for ongoing review of customers’ account activity and prescribe corrective actions to deter and prevent any such frequent trading activities. In the event that Distributor establishes its own accounts through which its own customers may invest in Shares, such policies of the Distributor shall also provide for ongoing review of account activity in any such customer accounts held by the Distributor.

5.4 Distributor annually will certify that it has complied with the terms of Sections 5.2 and 5.3 of this Agreement, to the extent they are applicable, including, without limitation, compliance with the terms of the Fund policies reflected in the Prospectus, and the limitations on frequent trading established by the Company and by applicable law. Distributor further agrees that it will immediately notify the Fund of any exceptions as to its compliance in this regard and will respond to reasonable requests from the Fund for information relating to any of its activites under this Agreement.

5.5 The Funds shall provide Distributor with such information, including such transfer agency reports as the parties may agree upon, concerning trading activity in Shares of the Funds and the Funds’ compliance process and procedures for monitoring frequent trading, as may be necessary or appropriate to enable Distributor to meet any obligations hereunder, or pursuant to applicable laws, to participate in monitoring compliance with Fund policies applicable thereto. Distributor shall be entitled to participate in or receive reports concerning the periodic reviews conducted by the Funds’ Chief Compliance Officer regarding suspected frequent trading activity. The Distributor shall provide the Funds with reasonable assistance (based upon the information and reports provided to it by the Funds and the transfer agent) in identifying and communicating with persons who are deemed to have violated the Funds’ frequent trading restrictions, or their agents acting as financial intermediaries. Distributor also agrees to provide reasonable cooperation and assistance to the Company in connection with performing due diligence of, and obtaining certifications from, dealers and selling group members relating to their policies and procedures to ensure compliance with the Companys’ policies with respect to (i) the receipt of orders for Shares from investors, dealers or selling group members by Distributor prior to and after the time set for establishment of the Fund’s net asset value as specified in such Fund’s prospectus, (ii) the application of applicable redemption fees and (iii) limitations on short term trading and exchanges.

6. Limitation of Liability/Indemnification

6.1 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on the Distributor’s part in the performance of its duties, from breach of its obligations under this Agreement, or from the Distributor’s failure to comply with laws, rules, and regulations applicable to it in connection with the distribution of the Shares. The Company agrees to indemnify, defend and hold harmless the Distributor, its several officers and employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act, from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Distributor, its officers and employees, or any such controlling person, may incur (a) as the result of acting as distributor of the Company and entering into selling agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Company; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement, (ii) any omission, or alleged omission, to state a material fact required to be stated in the Registration Statement or necessary to make the statements therein not misleading or (iii) any Company-related advertisement or sales literature not provided to Distributor by Company or its agent for review and approval hereunder or any such material not approved by Distributor that contains any untrue statement, or alleged untrue statement, of a material fact, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Company’s request. Notwithstanding the foregoing the Company’s agreement to indemnify the Distributor, its officers or employees, and any such controlling person shall not be construed to cover any claims, demands, liabilities or expenses arising out of or based upon (a) any statements or representations as are contained in any Prospectus, advertisement or sales literature as are furnished in writing to the Company by the Distributor for use in the Registration Statement or in corresponding statements made in the Prospectus, advertisement or sales literature, or any omission to state a material fact required to be stated in such materials that would be necessary to make the information therein not misleading, or (b) (i) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties under this Agreement or the Distributor’s reckless disregard of its obligations and duties under this Agreement, or (ii) to the extent that such liability arises from an event or transaction over which the Distributor exercises the primary control and responsibility, the negligence of the Distributor in the performance of its duties under this Agreement.

6.2 In the event of a formal legal action against the Distributor, its officers or employees, or any such controlling person which involves a claim or demand eligible for indemnification under Section 6.1, the Distributor shall provide the Company with written notice of the action, identifying the persons against whom such action is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Company will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability if such defense shall be conducted by counsel of good standing chosen by the Company and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such claim, demand or liability is not heard solely on an alleged misstatement, omission or wrongful act on the Company’s part, the Distributor shall have the right to participate in the defense. In the event the Company elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor and any other defendants in such suit shall bear the fees and expenses of any additional counsel retained by them; but in any case where the Company does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Company, the Company will reimburse the Distributor, its officers, employees, and controlling persons named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a claim, demand, liability or expense covered under this Section. The Company’s indemnification agreement contained in this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and employees, or any controlling person, and shall survive the delivery of any Shares.

6.3 The Distributor agrees to indemnify, defend and hold harmless the Company, its several officers and Directors, and any person who controls the Company within the meaning of Section 15 of the Securities Act, from and against any and all claims, demands, liabilities and expenses (including the reasonable costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Company, its officers or Directors or any such controlling person may incur (a) arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in information furnished in writing by the Distributor to the Company and used in the Registration Statement or in the corresponding statements made in the Prospectus or in any advertisement or sales literature or any omission to state a material fact required to be stated in such materials that would be necessary to make the information therein not misleading, (b) (i) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties under this Agreement or the Distributor’s reckless disregard of its obligations and duties under this Agreement, or (ii) to the extent that such liability arises from an event or transaction over which the Distributor exercises the primary control and responsibility, the negligence of the Distributor in the performance of its duties under this Agreement, or (c) the Distributor’s failure to comply with laws applicable to it in connection with its activities hereunder.

6.4 In the event of a formal legal action against the Company, its officers or Directors, or any such controlling person which involves a claim or demand eligible for indemnification under Section 6.3, the Company shall provide the Distributor with written notice of the action, identifying the persons against whom such action is brought, promptly following the receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Distributor will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Company, which approval shall not be unreasonably withheld. In the event any such claim, demand or liability is not based solely on an alleged misstatement, omission or wrongful act on the Distributor’s part, the Company shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Company, the Company and any other defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Company reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Company, its officers, directors, employees and controlling persons named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Company or them to the extent related to a claim, demand, liability or expense covered under this Section. The Distributor’s indemnification agreement contained in this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company, its officers and employees, or any controlling person, and shall survive the delivery of any Shares.

7. Confidentiality

7.1 The Distributor agrees on behalf of itself and its officers and employees to treat confidential and as proprietary information of the Company all records and other information relative to the Company and its prior, present or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties as Distributor and under applicable laws. Except as otherwise provided under this Agreement, all notifications, reports, books, records, data and other information supplied by Company to Distributor in connection with this Agreement (collectively, “Information”) shall remain the property of the Company and, except as otherwise provided hereunder, shall be kept confidential by Distributor; provided, however, that copies of any such information may be retained by a party to the extent required by applicable law, court order, or the reasonable internal polices of a party.

7.2 Distributor acknowledges and understands the competitive value and confidential nature of internal, non-public financial and business information of the Company. Distributor also understands that such information is to be considered as confidential, proprietary and trade secrets of the Company. Distributor agrees to use its best efforts (the same being not less than that employed to protect its own confidential and proprietary information) to safeguard such information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Notwithstanding anything in this Agreement to the contrary, Distributor may disclose any such Information: (a) as required by law, (b) under subpoena or other legal process (including examinations) by a court, governmental agency or entity or by self-regulatory organization registered under the Securities Exchange Act of 1934; (c) which is or becomes available to the general public through no act of, failure to act by, or fault of, Distributor; (d) which is subsequently disclosed to Distributor by a third party not having a confidential relationship with the Company which relationship prevents such disclosure; or (e) if the relevant information was independently developed by the Distributor.

8. Distribution and Service Fee.

8.1 The Distributor shall be reimbursed from those Funds that have adopted a Distribution Plan pursuant to Rule 12b-1 under the Act as (the “Distribution Plan Funds”) for costs and expenses incurred by Distributor in providing services which are intended to result in the sale of the Shares, subject to the terms and conditions of the Fund’s Distribution Plan and to the limits on the amounts that may be reimbursed under the Distribution Plan (“Distribution Fee”). Amounts for which reimbursement may be sought under the Distribution Plan include (a) direct out-of-pocket promotional expenses incurred by the Distributor in connection with the advertising and marketing of the Shares; and (b) payments to one or more securities dealers, financial institutions or other industry professionals and financial intermediaries, such as, but not limited to investment advisers, accountants and estate planning firms, including affiliates of the Distributor, for distribution assistance. The Fund may not reimburse the Distributor for any distribution expenses in excess of the maximum allowable Distribution Fee. The Distribution Fee shall be accrued daily and shall be paid on the first business day of each month, or at such time(s) as the Distributor shall reasonably request. The Distribution Fee for a particular class of Shares or for one Fund may not be used to reimburse the Distributor for services rendered to another class of Shares or another Fund.

8.2 So long as the Distribution Plan is in effect, the Distributor shall provide the Fund, or its agents, with quarterly written reports of the amounts expended pursuant to the Distribution Plan and the purposes for which such expenditures were made and with such other reports as the Fund or its agent may reasonably request. After the termination of the Distribution Plan or this Agreement, the Fund shall not be obligated to pay the Distribution Fee or any continuing servicing fee with respect to any Shares, regardless of whether the Shares were sold by Distributor prior to the termination of this Agreement.

9. Sale of Shares with Front-end and Contingent Deferred Sales Charge.

9.1 Shares of a Fund may be subject to a sales load and may be subject to the imposition of a Distribution Fee pursuant to the Service and Distribution Plan referred to above. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales load with respect to certain redemptions), such Shares shall hereinafter be referred to collectively as “Load Shares” (and in the case of Shares that are sold with a front-end sales load, “Front-end Load Shares”, or Shares that are sold subject to a contingent deferred sales load, “CDSL Shares”). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as “Front-End Load Funds.” Funds that issue CDSL Shares shall hereinafter be referred to collectively as “CDSL Funds.” Front-end Load Funds and CDSL Funds may individually or collectively be referred as “Load Funds.” Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.

9.2 The Distributor shall have the right to offer Load Shares at their NAV and to sell such Load Shares to the public against orders therefor at the applicable public offering price, as defined in Section 2 hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefore at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in the Prospectus.

9.3 The Distributor shall require from each dealer or selling group member that, prior to the time of delivery by the transfer agent of any Load Shares by a Load Fund to, or on the order of, the dealer or selling group member, the each dealer or selling group member shall pay or cause to be paid to the Load Fund or to its order an amount in New York cleared funds equal to the applicable NAV of such Shares. The Distributor may retain or shall otherwise receive so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers and other selling group members.

9.4 A Load Fund reserves the right to issue, transfer or sell Load Shares at NAV (a) in connection with the merger or consolidation of the Fund or the Load Fund(s) with any other investment company or the acquisition by the Fund or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Load Fund; and (e) otherwise in accordance with any then-current Prospectus of the Load Fund.

10. Term, Duration and Termination.

This Agreement shall become effective with respect to all current Funds as of the date indicated on Schedule A and, unless sooner terminated as provided herein, shall continue for a two year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company’s Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Company’s Board of Directors or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with sixty (60) days’ prior written notice by the Company, by vote of a majority of the outstanding voting securities of the Fund or by a vote of a majority of the Directors who are not parties to the Agreement of interested persons of any such party, or, upon sixty (60) days written notice by the Distributor. In addition, the Distributor may, at its option, terminate this Agreement if the Distributor reasonably requests that the Company implement an amendment or amendments and/or supplement or supplements to the Registration Statement and/or Prospectus in order to meet the requirements of applicable law and the Company shall refuse such request. For purposes of this provision, Distributor must obtain the opinion of a nationally recognized law firm as to the need for such an amendment in order for such a request to be considered reasonable. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

11. Limitation of Liability of the Company and Shareholders.

It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Company’s shareholders, nominees, officers, agents or employees of the Company personally. The execution and delivery of this Agreement have been authorized by the Company, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Company nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Company.

12. Privacy.

Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of, the Company to the Distributor, or collected or retained by the Distributor to perform its duties as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Company other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers of the Company. The Company represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

13. Anti-Money Laundering Compliance.

13.1 Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Company’s Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

13.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Company.

13.3 Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the

AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Company, the Company’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Company only. It is expressly understood and agreed that the Company and the Company’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

14. Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 114 W. 47th Street, New York, New York 10036, Attention: Mary Martinez, with copy to Alexandra Poe; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attn: Broker Dealer Chief Compliance Officer, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

15. Governing Law and Matters Relating to the Company as a Business Trust

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. With respect to Excelsior Funds Trust only, it is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Company as provided in the Company’s Declaration of Trust.

16. Several, Not Joint Obligations. The duties, responsibilities and obligations of each Fund pursuant to this Agreement shall be several and not joint. In no event shall any one Fund be responsible for obligations of another Fund.

*             *             *             *             *             *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

EXCELSIOR FUNDS TRUST
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

EXCELSIOR FUNDS, INC.
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

EXCELSIOR TAX-EXEMPT FUNDS, INC.
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

BISYS FUND SERVICES LIMITED PARTNERSHIP

By:	BISYS Fund Services, Inc.
its General Partner

	By:	/s/ Fred Naddaff
	Name:	Fred Naddaff
	Title:	President

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

BETWEEN EACH OF

EXCELSIOR FUNDS TRUST, EXCELSIOR FUNDS, INC. and

EXCELSIOR TAX-EXEMPT FUNDS, INC. AND

BISYS COMPANY SERVICES LIMITED PARTNERSHIP

Funds

DISTRIBUTION PLAN